Exhibit 107

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Maximum Aggregate Offering Price(1)(2)	Fee Rate(3)	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rules 456(b) and 457(r)
	Equity	Preferred stock, par value $0.01 per share	Rules 456(b) and 457(r)
	Equity	Depositary shares	Rules 456(b) and 457(r)
	Other	Warrants	Rules 456(b) and 457(r)
	Debt	Debt Securities	Rules 456(b) and 457(r)
	Other	Subscription Rights	Rules 456(b) and 457(r)
	Other	Purchase Contracts	Rules 456(b) and 457(r)
	Other	Units	Rules 456(b) and 457(r)
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	An unspecified number or amount of the securities of each identified class of securities is being registered as may be issued from time to time at indeterminate prices. There is also being registered hereunder an indeterminate number of securities as may be issuable upon exercise, conversion or exchange for, as the case may be, any other securities registered hereby. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, or exchange of convertible or exchangeable securities or that are issued in units. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.
(3)	In reliance on and in accordance with Rules 456(b) and 457(r), the registrant is deferring payment of the registration fee.